

                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                          (Unaudited)



                                                                                                                    Six
                                                                                                                Months Ended
                                                              Year Ended December 31,                             June 30,
                                     -----------------------------------------------------------------------   --------------
                                        1992           1993           1994          1995           1996             1997
                                     ------------   ------------   -----------   ------------   ------------   --------------
                                                                 (In thousands, except share data)


Income (loss) before taxes, minority
   interest and extraordinary item       $15,027        $22,538       $13,510       ($40,604)       $74,701          $41,336
Interest expense                           4,997          5,315        10,337         21,679         23,587           13,764
                                     ------------   ------------   -----------   ------------   ------------   --------------
Earnings before taxes, minority
   interest, extraordinary item and
   interest expense                      $20,024        $27,853       $23,847       ($18,925)       $98,288          $55,100
                                     ============   ============   ===========   ============   ============   ==============




Interest expense                          $4,997         $5,315       $10,337        $21,679        $23,587          $13,764
Preferred stock dividends of
  majority owned subsidiary               -              -             -              -               1,520              990
                                     ------------   ------------   -----------   ------------   ------------   --------------
Total fixed charges                       $4,997         $5,315       $10,337        $21,679        $25,107          $14,754
                                     ============   ============   ===========   ============   ============   ==============



Ratio of earnings to fixed charges          4.01           5.24          2.31         N/A(1)           3.91             3.73
                                     ============   ============   ===========   ============   ============   ==============


(1)  Earnings were inadequate to cover fixed charges by $40.6 million.

                                                                                                     EXHIBIT 12


                                                    SNYDER OIL CORPORATION

                                             COMPUTATION OF RATIO OF EARNINGS TO
                                        COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                                           (Unaudited)




                                                                                                                   Six
                                                              Year Ended December 31,                          Months Ended
                                     -----------------------------------------------------------------------     June 30,
                                        1992           1993           1994          1995           1996            1997
                                     ------------   ------------   -----------   ------------   ------------   --------------
                                                                (In thousands, except share data)


Income (loss) before taxes, minority
   interest and extraordinary item       $15,027        $22,538       $13,510       ($40,604)       $74,701          $41,336
Interest expense                           4,997          5,315        10,337         21,679         23,587           13,764
                                     ------------   ------------   -----------   ------------   ------------   --------------
Earnings before taxes, minority
   interest, extraordinary item and
   interest expense                      $20,024        $27,853       $23,847       ($18,925)       $98,288          $55,100
                                     ============   ============   ===========   ============   ============   ==============




Interest expense                          $4,997         $5,315       $10,337        $21,679        $23,587          $13,764
Preferred stock dividends                  4,800          9,100        10,806          6,210          6,210            3,100
Adjustment to tax effect preferred
  stock dividends                         -              -             -              -                 429            1,434
Preferred stock dividends of
  majority owned subsidiary               -              -             -              -               1,520              990
                                     ------------   ------------   -----------   ------------   ------------   --------------
Total fixed charges                       $9,797        $14,415       $21,143        $27,889        $31,746          $19,288
                                     ============   ============   ===========   ============   ============   ==============



Ratio of earnings
   to combined fixed charges
   and preferred dividends                  2.04           1.93          1.13         N/A(1)           3.10             2.86
                                     ============   ============   ===========   ============   ============   ==============

(1)  Earnings were inadequate to cover combined fixed charges and preferred dividends by $46.8 million.

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